OrthoPediatrics Corp. Reports Fourth Quarter and Full Year 2024 Financial Results

Record full year 2024 revenue of $204.7 million increased 38% compared to prior year, and more than doubled fourth quarter 2024 adjusted EBITDA

WARSAW, Ind., March 4, 2025 -- OrthoPediatrics Corp. (“OrthoPediatrics” or the “Company”) (Nasdaq: KIDS), a company focused exclusively on advancing the field of pediatric orthopedics, announced today its financial results for the fourth quarter and full year ended December 31, 2024.

Fourth Quarter and Full Year 2024 & Recent Business Highlights
•Helped a new record of over 34,000 children in the fourth quarter 2024 and approximately 138,000 for full year 2024, bringing the total to over 1.14 million since the inception of OrthoPediatrics
•Generated total revenue of $52.7 million for fourth quarter 2024, up 40% from $37.6 million in fourth quarter 2023; domestic revenue increased 52% and international revenue increased 5% in the quarter
•Achieved adjusted EBITDA of $3.0 million in the fourth quarter of 2024, compared to $1.3 million in the fourth quarter of 2023
•Generated record total annual revenue of $204.7 million for full year 2024, up 38% from $148.7 million in 2023; domestic revenue increased 45% and international revenue increased 15% in 2024
•Achieved record full year adjusted EBITDA of $8.5 million in 2024, compared to $5.0 million in 2023
•Reduced fourth quarter 2024 free cash flow usage by 70% as compared to the third quarter 2024 year to date average, and reduced fourth quarter 2024 free cash flow usage by 67% as compared to the same period in the prior year. Anticipate first full quarter of positive free cash flow in fourth quarter 2025
•Reiterated full year 2025 revenue guidance to be in a range of $235.0 million to $242.0 million, representing growth of 15% to 18% compared to 2024

“2024 was yet another year that OrthoPediatrics delivered strong results, successfully executed on our strategy, and further solidified our market leading position as we surround the pediatric orthopedic surgeon with all of the technology they need. With an extremely diverse business we have multiple levers that drive growth and we saw strength across all segments as Trauma and Deformity, Scoliosis, and OPSB continue to capture market share,” commented David Bailey, President & CEO of OrthoPediatrics. “Looking ahead, we are positioned well to further build on our past success and achieve our long-term goal of helping one million kids per year. We will help more children than ever, capture more share across the entire business as we continue to break revenue records, grow our adjusted EBITDA, and improve cash usage in 2025 and beyond, and we look forward to driving our Company through this next phase of growth."

Fourth Quarter and Full Year 2024 Financial Results
Total revenue for the fourth quarter of 2024 was $52.7 million, a 40% increase compared to $37.6 million for the same period last year. The increase in revenue in the fourth quarter of 2024 was driven primarily by growth across Global Trauma and Deformity, Scoliosis, and OPSB, plus the addition of Boston O&P, partially offset by lower growth in international revenue. U.S. revenue for the fourth quarter of 2024 was $42.9 million, a 52% increase compared to $28.3 million for the same period last year, representing 81% of total revenue. International revenue for the fourth quarter of 2024 was $9.8 million, a 5% increase compared to $9.4 million for the same period last year, representing 19% of total revenue. Growth in the quarter was primarily driven by Scoliosis sales.

Total revenue for the full year 2024 was $204.7 million, a 38% increase compared to $148.7 million in 2023. Full year U.S. revenue was $161.2 million, a 45% increase compared to $111.0 million in 2023, representing 79% of total revenue. International revenue for the full year 2024 was $43.6 million, a 15% increase compared to $37.7 million in 2023, representing 21% of total revenue.

Trauma and Deformity revenue for the fourth quarter of 2024 was $36.4 million, a 35% increase compared to $27.1 million for the same period last year. Revenue was driven by growth from Trauma, Pega products, Ex-Fix, and OPSB, as well as the addition of Boston O&P. Scoliosis revenue was $15.6 million, a 62% increase compared to $9.7 million for the fourth quarter of 2023. Scoliosis growth was driven primarily by increased U.S. growth across the Response and ApiFix non-fusion system, as well as the addition of Boston O&P. Sports Medicine/Other revenue for the fourth quarter of 2024 was $0.6 million, compared to $0.9 million for the same period last year.

Trauma and Deformity revenue for the full year 2024 was $145.1 million, a 36% increase compared to $106.8 million in 2023. Scoliosis revenue for the full year 2024 was $55.2 million, a 45% increase compared to $37.9 million in 2023. Sports Medicine/Other revenue for the full year 2024 was $4.4 million, an 11% increase compared to $4.0 million in 2023.

Gross profit for the fourth quarter of 2024 was $35.6 million, an $8.9 million increase compared to $26.7 million for the same period last year. Gross profit margin for the fourth quarter of 2024 was 67.5%, compared to 71.0% for the same period last year. The decrease in gross profit margin was primarily driven by an approximately $3.0 million, full year, adjustment from the reclassification of certain labor and overhead expenses previously recorded in general and administrative expenses into cost of revenue related to our Boston O&P manufacturing business. For the full year 2024, gross profit margin was 72.6%, compared to 74.8% in 2023. The decrease in gross profit margin was primarily driven by an approximately $3.0 million, full year, adjustment from the reclassification of certain labor and overhead expenses previously recorded in general and administrative expenses into cost of revenue related to our Boston O&P manufacturing business. This reclassification does not impact our total operating loss, net loss or Adjusted EBITDA.

Total operating expenses for the fourth quarter of 2024 were $49.6 million, a $14.8 million increase compared to $34.8 million for the same period last year. Full year operating expenses were $183.6 million, a 33.0% increase compared to $138.0 million in 2023. The increase was mainly driven by volume of units sold, and increased volume related commission, as well as the addition of Boston O&P.

Sales and marketing expenses increased $4.0 million, or 31.1%, to $16.8 million in the fourth quarter of 2024. For the full year 2024, sales and marketing expense increased $11.5 million, or 21.7%, to $64.3 million. The increase was primarily driven by increased sales commission expenses.

General and administrative expenses increased $5.4 million, or 28.2%, to $24.4 million in the fourth quarter of 2024. For the full year 2024, general and administrative expense increased $29.5 million, or 40.2%, to $102.8 million. The fourth quarter and full year increases were driven primarily by the addition of personnel and resources to support the continued expansion of the business, the addition of Boston O&P, and increases in non-cash items such as stock compensation, depreciation and amortization.

One-time charges for the fourth quarter 2024 included a $3.7 million restructuring charge associated with the closure of our Israel office and included severance, inventory write off, lease exit fees, and other expenses. In addition, we recorded an impairment charge related to one of our tradenames of $1.8 million compared to $1.0 million during the third quarter in 2023.

Total other expense was $2.4 million for the fourth quarter of 2024, compared to other income of $1.2 million for the same period last year, and other expense was $6.9 million for 2024 compared to other income of $5.4 million for 2023. For 2024, there was no fair value adjustment of contingent consideration compared to a $3.0 million benefit for 2023, and in 2024 we incurred a one-time refinancing expense of $3.2 million.

Net loss for the fourth quarter of 2024 was $16.1 million, compared to $6.7 million for the same period last year. Net loss per share for the period was $0.69 per basic share and diluted share, compared to $0.29 per basic and diluted share for the same period last year. Adjusted EBITDA for the fourth quarter of 2024 was $3.0 million as compared to $1.3 million for the fourth quarter of 2023.

Net loss for the full year 2024 was $37.8 million, compared to a net loss of $21.0 million last year. There was no fair value adjustment of contingent consideration for year 2024, the sales performance period associated with our ApiFix system sales milestone ended, and no additional amounts were owed to the sellers. This is compared to a favorable $3.0 million fair value adjustment in 2023. Net loss per share for the period was $1.64 per basic and diluted share, compared to net income of $0.92 per basic and diluted share for the same period last year. Adjusted EBITDA for the full year 2024 was $8.5 million compared to $5.0 million for the full year 2023. See below for additional information and a reconciliation of non-GAAP financial information.

Weighted average diluted shares outstanding for the three months ended December 31, 2024 was 23,171,662 shares.

As of December 31, 2024, cash and cash equivalents, short-term investments and restricted cash were $70.8 million compared to $78.1 million and $82.3 million as of September 30, 2024 and December 31, 2023, respectively. We also have an additional $25.0 million available on our term loan.

Full Year 2025 Financial Guidance
For full year 2025, the Company expects its revenue to be in the range of $235.0 million to $242.0 million, representing growth of 15% to 18% over 2024 revenue. The Company also expects its annual set deployment to be approximately $15.0 million and expects to generate $15.0 million to $17.0 million of adjusted EBITDA for full year 2025.

Conference Call
OrthoPediatrics will host a conference call on Tuesday, March 4, 2025, at 4:30 p.m. ET to discuss the results. Investors interested in listening to the conference call may do so by accessing a live and archived webcast of the event at www.orthopediatrics.com, on the Investors page in the Events & Presentations section. The webcast will be available for replay for at least 90 days after the event.

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of U.S. federal securities laws. You can identify forward-looking statements by the use of words such as "may," "might," "will," "should," "expect," "plan," "anticipate," "could," "believe," "estimate," "project," "target," "predict," "intend," "future," "goals," "potential,” "objective," "would" and other similar expressions. Forward-looking statements involve known and unknown risks, uncertainties and other factors, such as the impact of widespread health emergencies, such as COVID-19 and respiratory syncytial virus, and the other risks, uncertainties and factors set forth under "Risk Factors" in OrthoPediatrics’ Annual Report on Form 10-K filed with the SEC on March 8, 2024, as updated and supplemented by our other SEC reports filed from time to time, that may cause our results, activity levels, performance or achievements to be materially different from the information expressed or implied by the forward-looking statements. Forward-looking statements speak only as of the date they are made. OrthoPediatrics assumes no obligation to update forward-looking statements to reflect actual results, subsequent events, or circumstances or other changes affecting such statements except to the extent required by applicable securities laws.

Use of Non-GAAP Financial Measures
This press release includes certain non-GAAP financial measures such as adjusted diluted (loss) earnings per share and Adjusted EBITDA, which differ from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted loss per share in this press release represents diluted loss per share on a GAAP basis, plus the accreted interest attributable to acquisition installment payables, the fair value adjustment of contingent consideration, trademark impairment, restructuring charges, European Union Medical Device Regulation fees, acquisition related costs, non-recurring Pega conversion fees, MidCap financing termination fees, and minimum purchase commitment costs. The fair value adjustment of contingent consideration is associated with our estimates of the value of earn-outs in connection with certain acquisitions. We believe that providing the non-GAAP diluted loss per share excluding these expenses, as well as the GAAP measures, assists our investors because such expenses are not reflective of our ongoing operating results. Adjusted EBITDA in this release represents net loss, plus interest expense, net plus other expense, provision for income taxes (benefit), depreciation and amortization, trademark impairment, stock-based compensation expense, fair value adjustment of contingent consideration, restructuring charges, European Union Medical Device Regulation fees, acquisition related costs, non-recurring Pega conversion fees, MidCap financing termination fees, and the cost of minimum purchase commitments. The Company believes the non-GAAP measures provided in this earnings release enable it to further and more consistently analyze the period-to-period financial performance of its core business operating performance. Management uses these metrics as a measure of the Company’s operating performance and for planning purposes, including financial projections. The Company believes these measures are useful to investors as supplemental information because they are frequently used by analysts, investors and other interested parties to evaluate companies in its industry. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to, or superior to, net income or loss as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP, and it should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, the measure is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as debt service requirements, capital expenditures and other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and other potential cash requirements. In evaluating these non-GAAP measures, you should be aware that in the future the Company may incur expenses that are the same or similar to some of the adjustments in this presentation. The Company’s presentation of non-GAAP diluted (loss) earnings per share or Adjusted EBITDA should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using these adjusted measures on a supplemental basis. The Company’s definition of these measures is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation. The schedules below contain reconciliations of reported GAAP diluted (loss) earnings per share to non-GAAP diluted (loss) earnings and net (loss) income to non-GAAP Adjusted EBITDA.

About OrthoPediatrics Corp.
Founded in 2006, OrthoPediatrics is an orthopedic company focused exclusively on advancing the field of pediatric orthopedics. As such it has developed the most comprehensive product offering to the pediatric orthopedic market to improve the lives of children with orthopedic conditions. OrthoPediatrics currently markets over 75 surgical systems that serve three of the largest categories within the pediatric orthopedic market. This product offering spans trauma and deformity, scoliosis, and sports medicine/other procedures. OrthoPediatrics’ global sales organization is focused exclusively on pediatric orthopedics and distributes its products in the United States and over 75 countries outside the United States. For more information, please visit www.orthopediatrics.com.

Investor Contact
Philip Taylor
Gilmartin Group
philip@gilmartinir.com
415-937-5406

ORTHOPEDIATRICS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In Thousands, Except Share Data)

	December 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash	$43,820	$31,055
Restricted cash	1,957	1,972
Short-term investments	25,013	49,251
Accounts receivable - trade, net of allowances of $1,145 and $1,373, respectively	42,357	34,617
Inventories, net	117,005	105,851
Prepaid expenses and other current assets	7,021	3,750
Total current assets	237,173	226,496

Property and equipment, net	50,596	41,048
Other assets:
Amortizable intangible assets, net	64,427	69,275
Goodwill	93,844	83,699
Other intangible assets	16,752	15,287
Other non-current assets	10,417	2,940
Total other assets	185,440	171,201
Total assets	$473,209	$438,745
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable - trade	8,908	12,649
Accrued compensation and benefits	13,888	11,325
Current portion of long-term debt with affiliate	160	152
Current portion of acquisition installment payable	1,347	10,149
Other current liabilities	9,659	7,391
Total current liabilities	33,962	41,666
Long-term liabilities:
Long-term term loan	23,957	9,297
Long-term convertible note	47,913	—
Long-term debt with affiliate, net of current portion	451	611
Other long-term debt, net of current portion	635	—
Acquisition installment payable, net of current portion	2,452	3,551
Deferred income taxes	3,381	5,483
Other long-term liabilities	5,892	1,112
Total long-term liabilities	84,681	20,054
Total liabilities	118,643	61,720
Stockholders' equity:
Common stock, $0.00025 par value; 50,000,000 shares authorized; 24,217,508 shares and 23,378,408 shares issued and outstanding as of December 31, 2024 and December 31, 2023, respectively	6	6
Additional paid-in capital	600,897	580,287
Accumulated deficit	(235,564)	(197,742)
Accumulated other comprehensive loss	(10,773)	(5,526)
Total stockholders' equity	354,566	377,025
Total liabilities and stockholders' equity	$473,209	$438,745

ORTHOPEDIATRICS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In Thousands, Except Share and Per Share Data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Net revenue	$52,667	$37,613	$204,727	$148,732
Cost of revenue	17,102	10,899	56,129	37,479
Gross profit	35,565	26,714	148,598	111,253

Operating expenses:
Sales and marketing	16,784	12,799	64,296	52,824
General and administrative	24,431	19,060	102,789	73,300
Trademark impairment	1,836	—	1,836	985
Restructuring	3,653	—	3,653	—
Research and development	2,916	2,921	11,034	10,895
Total operating expenses	49,620	34,780	183,608	138,004

Operating loss	(14,055)	(8,066)	(35,010)	(26,751)

Other expenses (income):
Interest expense (income), net	1,319	(303)	2,621	(198)
Loss on early extinguishment of debt	—	—	3,230	—
Fair value adjustment of contingent consideration	—	(6)	—	(2,980)
Other expense (income)	1,035	(854)	1,068	(2,261)
Total other expenses (income), net	2,354	(1,163)	6,919	(5,439)

Net loss before income taxes	$(16,409)	$(6,903)	(41,929)	(21,312)
Income tax benefit	(340)	(212)	(4,107)	(338)
Net loss	$(16,069)	$(6,691)	$(37,822)	$(20,974)
Weighted average shares outstanding
Basic	23,171,662	22,762,689	23,077,704	22,675,477
Diluted	23,171,662	22,762,689	23,077,704	22,675,477
Net loss per share
Basic	$(0.69)	$(0.29)	$(1.64)	$(0.92)
Diluted	$(0.69)	$(0.29)	$(1.64)	$(0.92)

ORTHOPEDIATRICS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In Thousands)

	Twelve Months Ended December 31,
	2024	2023
OPERATING ACTIVITIES
Net loss	$(37,822)	$(20,974)
Adjustments to reconcile net loss to net cash used in operating activities:
Impairment	1,836	985
Depreciation and amortization	19,080	17,385
Loss on early extinguishment of debt	3,230	—
Stock-based compensation	13,548	10,526
Fair value adjustment of contingent consideration	—	(2,980)
Accretion of acquisition installment payable	661	1,372
Deferred income taxes	(4,736)	(1,163)
Non-cash other	90	—
Changes in certain operating assets and liabilities:
Accounts receivable - trade	(4,749)	(9,724)
Inventories	(13,197)	(26,279)
Prepaid expenses and other current assets	(1,561)	94
Accounts payable - trade	(4,280)	1,491
Accrued expenses and other liabilities	537	6,852
Other	315	(4,631)
Net cash used in operating activities	(27,048)	(27,046)
INVESTING ACTIVITIES
Acquisition of Boston O&P, net of cash acquired	(20,225)	—
Clinic acquisitions, net of cash acquired	(2,882)	—
Acquisition of MedTech, net of cash acquired	—	(3,097)
Acquisition of Rhino assets	—	(546)
Sale of short-term marketable securities	49,855	112,904
Purchase of short-term marketable securities	(25,000)	(48,600)
Investment in private companies and purchases of licenses	(647)	(2,106)
Purchases of property and equipment	(14,263)	(16,878)
Net cash provided by (used in) investing activities	(13,162)	41,677
FINANCING ACTIVITIES
Proceeds from issuance of debt	73,533	9,424
Payment of debt issuance costs	(3,407)	—
Proceeds from exercise of stock options	—	21
Installment payment for ApiFix	(2,250)	(2,000)
Installment payment for MedTech	(1,250)	—
Payments on mortgage notes	(152)	(144)
Payments on clinic acquisition notes	(1,108)	—
Payment on debt	(12,231)	—
Net cash provided by financing activities	53,135	7,301

Effect of exchange rate changes on cash	(175)	633

NET INCREASE IN CASH AND RESTRICTED CASH	12,750	22,565

Cash and restricted cash, beginning of period	33,027	10,462
Cash and restricted cash, end of period	$45,777	$33,027

	2024	2023
SUPPLEMENTAL DISCLOSURES
Cash paid for interest	$2,752	$42
Transfer of instruments between property and equipment and inventory	$420	$57
Issuance of common shares for ApiFix installment	$6,929	$6,178
Issuance of common shares to acquire MedTech	$—	$2,274
Issuance of common shares for MedTech installment	$133	$—
Issuance of common shares to acquire Rhino assets	$—	$478
Right-of-use assets obtained in exchange for lease liabilities	$8,957	$706
Debt issuance costs not yet paid	$—	$127

ORTHOPEDIATRICS CORP.
NET REVENUE BY GEOGRAPHY AND PRODUCT CATEGORY
(Unaudited)
(In Thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Product sales by geographic location:	2024	2023	2024	2023
U.S.	$42,894	$28,262	$161,163	$111,010
International	9,773	9,351	43,564	37,722
Total	$52,667	$37,613	$204,727	$148,732

	Three Months Ended December 31,		Twelve Months Ended December 31,
Product sales by category:	2024	2023	2024	2023
Trauma and deformity	$36,409	$27,066	$145,126	$106,781
Scoliosis	15,632	9,663	55,153	37,933
Sports medicine/other	626	884	4,448	4,018
Total	$52,667	$37,613	$204,727	$148,732

ORTHOPEDIATRICS CORP.
RECONCILIATION OF NET LOSS (INCOME) TO NON-GAAP ADJUSTED EBITDA
(Unaudited)
(In Thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Net loss	$(16,069)	$(6,691)	$(37,822)	$(20,974)
Interest expense (income), net	1,319	(303)	2,621	(198)
Other expense (income), net	1,035	(854)	1,068	(2,261)
Income tax benefit	(340)	(212)	(4,107)	(338)
Depreciation and amortization	3,993	5,479	19,080	17,385
Trademark impairment	1,836	—	1,836	985
Stock-based compensation	3,888	2,516	13,548	10,526
Fair value adjustment of contingent consideration	—	(6)	—	(2,980)
Restructuring charges	3,653	—	3,653	—
European Union Medical Device Regulation fees	1,386	—	1,386	—
Acquisition related costs	1,762	451	2,266	650
Non-recurring Pega conversion fees	—	—	—	277
MidCap financing termination fees	—	—	3,230	—
Minimum purchase commitment cost	560	915	1,760	1,968
Adjusted EBITDA	$3,023	$1,295	$8,519	$5,040

ORTHOPEDIATRICS CORP.
RECONCILIATION OF DILUTED (LOSS) EARNINGS PER SHARE TO NON-GAAP ADJUSTED DILUTED (LOSS) PER SHARE
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Loss per share, diluted (GAAP)	$(0.69)	$(0.29)	$(1.64)	$(0.92)
Accretion of interest attributable to acquisition installment payable	—	0.01	0.02	0.05
Fair value adjustment of contingent consideration	—	—	—	(0.13)
Trademark impairment	0.08	—	0.08	0.04
Restructuring charges	0.16	—	0.16	—
European Union Medical Device Regulation fees	0.06	—	0.06	—
Acquisition related costs	0.08	0.02	0.10	0.03
Non-recurring Pega conversion fees	—	—	—	0.01
MidCap financing termination fees	—	—	0.14	—
Minimum purchase commitment cost	0.02	0.04	0.08	0.09
Adjusted loss per share, diluted (non-GAAP)	$(0.29)	$(0.22)	$(1.00)	$(0.83)